Exhibit 10.10

August 23, 2024

Manasi Sinha Jaiman

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Re:	Offer of Employment

Dear Manasi:

On behalf of Aardvark Therapeutics, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Medical Officer, reporting to the Company’s Chief Executive Officer (the “CEO”). This letter sets out the terms of your employment with the Company, which will start no later than September 1, 2024, should you accept this offer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

You will work at the Company’s facility in San Diego or you will work at your home office, except for reasonable business travel that may be required of you.

If you decide to join us, your initial base salary will be $450,000 per year, less applicable tax and other withholdings, paid in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

In addition, your target bonus will be equal to 35% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year generally would be paid within 3 months after the close of such fiscal year. You are not entitled to any bonus unless you are still employed by the Company at the time the bonus is paid. The determinations of the Company’s Board of Directors (the “Board”) or the CEO with respect to your bonus will be final and binding.

You will also be eligible to participate in various fringe benefit plans offered by the Company to full-time employees, including the following offered by the Company as of the date of this letter: group health insurance and 401(k) in accordance with the Company’s then-current benefit plan requirements. The Company may change its benefit plans from time to time in accordance with applicable laws.

4370 La Jolla Village Drive Suite 1050 • San Diego, CA 92122 • Phone: (858) 750-5279 •

www.aardvarktherapeutics.com

Confidential

Subject to the approval of the Board, you will be granted a stock option to purchase 1,500,000 shares of Common Stock of the Company (the “Options”), which Options would vest as follows: 25% shall vest on the 1-year anniversary of the commencement of your employment and 1/48th shall vest on a monthly basis thereafter, in all cases subject to your continued service with the Company through the applicable vesting date. The Options will be granted pursuant to the Company’s 2017 Equity Incentive Plan (as may be amended or restated from time to time, the “Plan”). You will be required to sign the Company’s stock option grant notice and stock option agreement and additional forms and agreements provided by the Company in connection therewith (collectively with the Plan, the “Option Documents”) and the Options will be subject to the terms and conditions of the Option Documents.

Notwithstanding the at-will nature of your employment, in the event that the Company terminates your employment other than for Cause or you resign from your employment with the Company for Good Reason (as defined herein), (Y) you shall be entitled, subject to your execution and delivery to the Company of a full and complete release of any and all claims in a form prescribed by the Company that you execute and deliver to the Company (and that becomes effective and irrevocable within sixty (60) days after your termination of employment other than for Cause or resignation from employment for Good Reason) (an “Effective Release”), to severance consisting of (i) an amount equal to six (6) months of your then-current base salary, and (ii) if you validly elect to continue group health coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company will pay one hundred percent (100%) of the premium cost of such coverage for a period of six (6) months following your termination date or, if earlier, the date on which you become eligible for benefits from a subsequent employer as the primary insured (collectively, the “Severance”) and (Z) in either case, within 3 months prior to or 12 months following a Change in Control (as defined in the Plan), subject to your execution and delivery to the Company of an Effective Release, the vesting of 100% of your unvested Options shall be accelerated and become fully vested as of the date of such termination or resignation, as applicable. The cash portion of the Severance shall be paid in accordance with the Company’s standard payroll practices, subject to all withholdings and deductions as required by law. Payments shall commence on the first regularly scheduled payroll date following the date sixty (60) days after your termination or resignation date (with amounts that otherwise would be paid before that time accruing and paid on that date), as applicable.

For purposes of this letter, “Cause” means that the Company has in good faith determined that you (i) have engaged in willful misconduct or have been grossly negligent in connection with the performance of services to the Company or its subsidiaries, (ii) have refused to perform stated or assigned, lawful duties; (iii) have been dishonest or committed or engaged in an act of theft, embezzlement or fraud with respect to the Company and or any of its affiliates; (iv) have willfully violated any duty (including, without limitation, a fiduciary duty), law, regulation or rule applicable to the Company and any of its affiliates or has committed, been convicted of, or pled guilty or nolo contendere to, any misdemeanor involving moral turpitude or any felony; (v) have willfully or negligently violated any policy of the Company or any of its affiliates; or (vi) have materially breached any written agreement with the Company or any of its affiliates, which breach, if capable of cure, is not cured within thirty (30) days of written notice of the breach from the Company.

4370 La Jolla Village Drive Suite 1050 • San Diego, CA 92122 • Phone: (858) 750-5279 •

www.aardvarktherapeutics.com

Confidential

For purposes of this letter, “Good Reason” means any of the following that occurs without your written consent: (i) a reduction in your then-current base salary, except for reductions applied in identical percentages to all executive officers of the Company, (ii) a material change in your title or reporting structure, (iii) a material reduction in your responsibilities or duties, or (iv) relocation of your principal place of employment that is directed by the Company of over 35 miles from your then-current principal place of employment (home office) immediately prior to such relocation (provided that you agree to maintain your principal place of employment in either the Pacific Time zone or no further than a 2-hour commercial non-stop flight from San Diego, California); provided, however, that none of the events described in this sentence shall constitute Good Reason unless and until (x) you notify the Company in writing describing in reasonable detail the condition which constitutes Good Reason within thirty (30) days of its occurrence, (y) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, and (z) you terminate employment with the Company within thirty (30) days after the end of such thirty (30) day cure period.

This letter is intended to meet the requirements of, or provide for an exemption from, the requirements of, Code Section 409A, and will be interpreted and construed consistent with that intent. For purposes of this letter, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of Section 409A of the Code to the extent that any payments are subject to Section 409A of the Code. Each payment provided hereunder shall be treated as a separate payment for purposes of Section 409A of the Code.

If you accept this offer, your employment with the Company will be “at will.” This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company can terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and use its managerial discretion in deciding on appropriate discipline.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

4370 La Jolla Village Drive Suite 1050 • San Diego, CA 92122 • Phone: (858) 750-5279 •

www.aardvarktherapeutics.com

Confidential

You and the Company mutually consent to the resolution by arbitration (except as provided below), under the JAMS Employment Arbitration Rules and Procedures (which are available at jamsadr.com, or from the Company upon your request), of all claims (common law or statutory) that the Company might have against you, or that you might have against the Company, its affiliated companies, any benefit plan, the directors, employees or agents of any of the foregoing entities, and all successors and assigns of any of them. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if you are the party initiating the claim, you will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are (or was last) employed by the Company. The Company and you waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this Mutual Arbitration Agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which you rendered services to the Company or on its behalf. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this Mutual Arbitration Agreement. You waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this Mutual Arbitration Agreement prevents you from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency, including but not limited to the National Labor Relations Board. The following claims are not covered by this Mutual Arbitration Agreement: claims for workers’ compensation or unemployment compensation benefits; claims that as a matter of law cannot be subject to arbitration (after application of Federal Arbitration Act preemption principles); and claims under an employee benefit or pension plan that specifies a different arbitration procedure. This Mutual Arbitration Agreement shall remain in effect notwithstanding the termination of your employment with the Company for any reason. Further, if any provision in this Mutual Arbitration Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of this Mutual Arbitration Agreement. All other provisions shall remain in full force and effect based on the mutual intent of the Company and you to create a binding agreement to arbitrate any of your respective disputes. This Mutual Arbitration Agreement can only be modified by a writing clearly making such modification that is signed by you and the Company’s Chief Executive Officer.

This offer is contingent upon you: 1) signing the Company’s standard form of Employee Proprietary Information and Inventions Agreement (a copy of which is enclosed) (the “PIIA Agreement”); 2) timely providing the Company with appropriate documents establishing your identity and right to work in the United States; and 3) any additional contingencies determined by the Company in its sole and absolute discretion.

This letter, together with the PIIA Agreement, the mutual arbitration agreement provision contained herein and the Option Documents referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and supersede all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and the Company on this subject. The provisions of this agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of the Company.

4370 La Jolla Village Drive Suite 1050 • San Diego, CA 92122 • Phone: (858) 750-5279 •

www.aardvarktherapeutics.com

Confidential

Manasi, we look forward to working with you at the Company. This offer will remain open until August 26, 2024. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the Company’s offer on the terms set forth in this letter.

4370 La Jolla Village Drive Suite 1050 • San Diego, CA 92122 • Phone: (858) 750-5279 •

www.aardvarktherapeutics.com

Confidential

Sincerely,

Aardvark Therapeutics, Inc.

/s/ Tien-Li Lee
Name: Tien-Li Lee
Its: CEO

I agree to and accept employment with Aardvark Therapeutics, Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with Company is at-will.

Date: 8/24/2024	/s/ Manasi Sinha Jaiman
Manasi Sinha Jaiman

4370 La Jolla Village Drive Suite 1050 • San Diego, CA 92122 • Phone: (858) 750-5279 •

www.aardvarktherapeutics.com

Confidential